                                                                   EXHIBIT 2.3



                            SHARE PURCHASE AGREEMENT


                                  dated as of

                              ______________ 1996

                                  by and among

                              BEVERAGE WORKS, INC.

                                 (the "Buyer")

                                      and

                         ORANGE EMPIRE BREWING COMPANY

                                (the "Company")

                                      and

                               JOHN BARNICOAT
                               NORMAN KRETSCHMAR
                               MICHAEL HAGERMAN
                               KENNETH MCMILLIN


                        (the "Management Shareholders")


                                      and

                         those individuals whose names
                         are set forth on Schedule 1.1
                      who are not Management Shareholders

                      (the "Non-Management Shareholders")

                           TABLE OF CONTENTS

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ARTICLE I - PURCHASE AND SALE OF THE SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.1       Purchase and Sale of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2       Default by a Shareholder at the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.3       Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.4       Post-Closing Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.5       [Intentionally Omitted]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
1.6       Payment of Certain Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
1.7       Concurrent Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE II - THE CLOSING AND TRANSFER OF THE SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

2.1       Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
2.2       Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLES III AND IV - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE V - ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

5.1       Conduct of Business Pending Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
5.2       Records and Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.3       Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.4       Additional Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.5       No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.6       Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.7       Equipment Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.8       [Intentionally Omitted]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.9       Riverside National Bank Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.10      Updating of Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.11      Financial Statements of Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS
             OF THE BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

6.1       Accuracy of Warranties; Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . .  14
6.2       Regulatory Consents, Authorizations, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . .  15
6.3       No Pending Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
6.4       No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
6.5       No Adverse Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
6.6       Force majeure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
6.7       Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
6.8       Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
6.9       Further Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
6.10      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
6.11      Concurrent Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
6.12      [Intentionally Omitted]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
6.13      Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
6.14      Initial Public Offering   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
6.15      Absence of Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
6.16      Shareholder Debt; Equipment Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

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ARTICLE VII - CONDITIONS PRECEDENT TO OBLIGATIONS OF
              EACH OF THE SHAREHOLDERS AND THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . .  18

7.1       Accuracy of Warranties; Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . .  18
7.2       Regulatory Consents, Authorizations, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . .  19
7.3       No Pending Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
7.4       No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
7.5       No Adverse Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
7.6       Force Majeure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.7       Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.8       Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.9       Further Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.10      Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.11      Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
7.12      Concurrent Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
7.13      Initial Public Offering   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VIII - EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IX - SURVIVAL OF REPRESENTATIONS, WARRANTIES,
             COVENANTS AND AGREEMENTS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE IX - SURVIVAL OF REPRESENTATIONS, WARRANTIES,
             COVENANTS AND AGREEMENTS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . .  23

9.1       Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.2A      Indemnification by Each of the Shareholders as
          to Title to, and Transferability of, Shares   . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.2B      Indemnification by Each of the Management
          Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.3       Indemnification by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
9.4       Event of Breach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
9.5       Notice and Demand, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
9.6       Limitation on Indemnification Amount;
          Other Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

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
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ARTICLE X - MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

10.1      Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
10.2      Entire Understanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
10.3      Waiver and Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
10.4      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
10.5      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
10.6      Severability; Relationship of the Parties   . . . . . . . . . . . . . . . . . . . . . . . . . .  28
10.7      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
10.8      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
10.9      Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
10.10     Governing Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
10.11     Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
10.12     Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
10.13     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
10.14     Representation by Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
10.15     No Interpretation Against Draftsman   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
10.16     Termination by Mutual Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
10.17     Termination for Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                    EXHIBITS

EXHIBIT SUBJECT

I         [Intentionally Omitted]

II        Form of Management Agreement

III       Agreement Not to Compete

IV        A.  Representations and Warranties of each of the
              Sellers and the Shareholder

          B.  Representations and Warranties of Buyer

V         Opinion of Counsel to the Company and the Shareholders

VI        Opinion of Counsel to the Buyer

                                                                     EXHIBIT 2.3

                            SHARE PURCHASE AGREEMENT


         THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 10th day of September, 1996 by and among BEVERAGE WORKS, INC., a California Corporation (the "Buyer"), on the one hand, and ORANGE EMPIRE BREWING COMPANY, a California corporation (the "Company") and JOHN BARNICOAT, NORMAN KRETSCHMAR, MICHAEL HAGERMAN and KENNETH MCMILLIN (individually, a "Management Shareholder," and collectively, the "Management Shareholders") and those individuals whose names and addresses are set forth on
Schedule 1.1, attached hereto and made a part hereof by this reference, (individually, a "Non-Management Shareholder," and collectively, the "Non-Management Shareholders") (the Management Shareholders and the Non-Management Shareholders may hereinafter be referred to individually, as a "Shareholder," and collectively, as the "Shareholders"), on the other hand.



                                    RECITALS

         WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

         WHEREAS, the Buyer desires to purchase from the Shareholders and the Shareholders desire to sell to the Buyer, on the terms and subject to the conditions of this Agreement, the Shares, in exchange for the Purchase Price (as hereinafter defined), as more specifically set forth in this Agreement;

         NOW, THEREFORE, in consideration of the respective mutual covenants, promises, representations and warranties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

         1.1 Purchase and Sale of the Shares. On the basis of the representations and warranties contained herein, and subject to the terms, conditions and other provisions contained herein, the Shareholders shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from the Shareholders, on the Closing Date (as hereinafter defined) all right, title and interest in and to, the Shares, in exchange for the payment and delivery to each Shareholder of his or her portion of the aggregate Purchase Price (as hereinafter defined), as specifically set forth on Schedule
1.1 attached hereto.

         1.2 Default by a Shareholder at the Closing. Notwithstanding the provisions of Section 1.1, if any Shareholder shall fail or refuse to deliver any of the Shares owned by such Shareholder, or, if any Shareholder shall fail or refuse to consummate the transactions described in this Agreement prior to or on the Closing Date, such failure or refusal shall not relieve such Shareholder of any obligations under this Agreement, and the Buyer, at its option and without prejudice to its rights against such Shareholder, may either
(i) acquire the remaining Shares which it is entitled to acquire hereunder with a proportional revision to the Purchase Price, or (ii) refuse to make such acquisition and thereby terminate all of its obligations under this Agreement. Each of the Shareholders acknowledges and agrees that the Shares are unique and otherwise not available and that in addition to any other remedies, the Buyer may invoke any equitable remedies to enforce delivery of the Shares hereunder, including, without limitation, an action or suit for specific performance against any Shareholder who shall fail or refuse to deliver any of the Shares owned by such Shareholder or who shall fail or refuse to consummate the transactions described in this Agreement.

         1.3 Purchase Price. Subject to Section 1.4 of this Agreement, the aggregate purchase price (the "Purchase Price") for the Shares is payable as follows:


                 (i) One Hundred Forty-One Thousand Sixty-Three (141,063) shares of Common Stock, no par value per share (the "Common Stock") of the Buyer to be delivered at the Closing; and


                 (ii) One Hundred Fifty-Five Thousand (155,000) shares of Common Stock of the Buyer (the "Earn-Out Shares"), to be paid as follows:


                 (a) The Earn-Out Shares shall be delivered as calculated hereinbelow based on the performance of the Company in the period commencing at 12:01 a.m. on the Closing Date and ending at 11:59 p.m. on December 31, 1998 (the "Measurement Period") as follows:


                          (I)  For each barrel of beer that the Company
produces, ships and sells above Seven Thousand (7,000) and up to and including Thirty-Seven Thousand (37,000) barrels of beer in the Measurement Period, then the Shareholders shall be entitled to receive four (4) Earn-Out Shares up to a maximum of One Hundred Twenty Thousand (120,000) Earn-Out Shares if the Company produces, ships and sells Thirty-Seven Thousand (37,000) or more barrels of beer during the Measurement Period;


                          (II)    If the Company produces, ships and sells
Forty Thousand (40,000) or more barrels of beer in the Measurement Period, then the Shareholders shall be entitled to receive as a bonus an additional Thirty-Five Thousand (35,000) Earn-Out Shares;

                          (III)  For purposes of making the above calculations,
the number of barrels of beer produced by the Company will include (a) all Riverside product produced irrespective of the location of production, (b) all Humpback barrels produced at the Company's premises, however, in the case where Riverside does not brew the beer and only fills kegs, the total number of barrels produced shall be multiplied by .333 to determine the number of barrels that will be credited towards the earn-out, (c) all Naked Aspen barrels produced at the Company's premises, (d) all beers produced for Trader Joe's under the proposed private label program, excluding, however, Heritage Brewing's Red Pig and related products contract with The Cabo Group, Inc., (e) all San Luis Obispo keg business produced at the Company's premises and (f) all kegs of beer produced as identified on Schedule 1.3 attached hereto and not otherwise specified in (a) through (e) above, inclusive, which are produced on a contract basis at the Company's premises; and

                          (IV)    During the Measurement Period, the Company
covenants and agrees to provide up to 80 percent of the current potential maximum capacity (i.e., 24,000 barrels out of a 30,000 barrel capacity) per year for production of the products specified hereinabove and in the event that such product is not produced because of capacity constraints at the Company's premises and additional capacity cannot be provided elsewhere, then the parties agree to negotiate in good faith to adjust the number of barrels required for the Company to produce, ship and sell in order for the Shareholders to be entitled to receive any or all of the Earn-Out Shares; and

                          (V)     If earned, the Earn-Out shares will be
delivered to the individual Non-Management Shareholders in the percentages specified on Schedule 1.1 and the delivery thereof shall be effected not later than January 31, 1999.

         1.4     Post-Closing Adjustments.

                 (i) Preparation of Closing Date Balance Sheet. Within 90 days after the Closing Date, the Company shall prepare a balance sheet for the Company as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP"), using the same methods and criteria employed by the Company in connection with preparation of its Latest Balance Sheet (as hereinafter defined) to the extent such methods are consistent with GAAP, and shall present fairly the Company's financial position as of the Closing Date. Upon completion of the Closing Date Balance Sheet, copies thereof shall promptly be provided to Michael Hagerman and Norman Kretschmar as the representatives of the Shareholders (collectively, the "Shareholder Representative").

                 (ii) Resolution of Disputes. If the Shareholder Representative shall notify the Buyer within 15 days after receipt of the Closing Date Balance Sheet that the Shareholders dispute any matter with respect to such Closing Date Balance Sheet, then any such matters (the "Disputed Matters") shall be submitted to arbitration in Los Angeles County, California within 30 days after such notice unless the parties agree in writing to extend such 30-day period in an attempt to negotiate a settlement of such Disputed Matters. The arbitrator (the "Arbitrator") shall be an accounting firm (the "Accounting Firm") mutually agreed to by the Shareholder Representative and the Buyer. Any reference herein to the Accounting Firm shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If within 20 days following the expiration of the 30-day period referred to above or any extension thereof the Shareholder Representative and the Buyer shall have failed to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected in accordance with the rules of the American Arbitration Association, which or who may be willing to perform such services, other than any such firm which is then employed by any of the Shareholders, the Company or the Buyer or any affiliate thereof. The Arbitrator shall consider only the Disputed Matters and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The costs and expenses of the Arbitrator shall be shared equally by the Shareholders and the Buyer, except that Arbitrator shall have the authority to award the reimbursement of such expenses to the prevailing party.

                 (iii) Determination of Closing Net Book Value. The Purchase Price has been determined on the assumption, and the parties have entered into this Agreement with the reasonable expectation, that the excess (the "Closing Net Book Value") of (1) the total assets of the Company as of the Closing Date, over (2) the total liabilities of the Company as of the Closing
Date, will be $      X    , which is based on the Latest Balance Sheet.  As
used herein, the terms "total assets" and "total liabilities" shall mean the aggregate amount of all assets or liabilities, respectively, of the Company (whether classifiable in accordance with GAAP as current or long-term) determined in accordance with GAAP and applied on a basis consistent with the Latest Balance Sheet.

                 (iv)     Adjustment of Purchase Price; Payment.

                          (a) The Purchase Price shall be increased dollar for
dollar by the amount by which the Closing Net Book Value on the

Closing Date is greater than $___X__ plus $350,000, without giving effect to the transactions contemplated by Section 5.9 of this Agreement. Within 15 days after receipt by the Shareholders of the Closing Date Balance Sheet, the Buyer shall pay the net amount of any increase to the Purchase Price, as calculated in accordance with this Section 1.4, to the Shareholders in shares of Common Stock of the Buyer valued at $8.00 per share; provided, however, that if there are any Disputed Matters, any payment finally determined to be due either by agreement or by arbitration shall be made by the Buyer within 10 days after such determination.


                          (b)     The Purchase Price shall be decreased dollar
for dollar by the amount by which the Closing Net Book Value on the Closing
Date is less than $   X     minus $350,000.  Within 15 days after receipt by
the Shareholders of the Closing Date Balance Sheet, the Shareholders shall pay the net amount of any decrease to the Purchase Price, as calculated in accordance with this Section 1.4, to the Buyer in shares of Common Stock of the Buyer valued at $8.00 per share; provided, however, that if there are any Disputed Matters, any payment finally determined to be due either by agreement or by arbitration shall be made by the Shareholders within 10 days after such determination. Any such payment required to be made by the Shareholders to the Buyer shall be paid by the individual Shareholders in the percentages specified on Schedule 1.1; provided, further, however that but only to the extent of their respective percentages of liability specified on Schedule 1 each Management Shareholder shall be jointly and severally liable to pay the full amount due pursuant to this provision to the Buyer in shares of Common Stock of the Buyer valued at $8.00 per share.


         1.5     [Intentionally Omitted].

         1.6 Payment of Certain Taxes. Any sales, use, transfer or other tax arising from or relating to the Shares to be sold contemplated herein, shall be paid by and shall be solely the responsibility of the Shareholders.


         1.7 Concurrent Agreements. Concurrently herewith, (i) the Buyer and certain of the Shareholders are entering into a management agreement, a form of which is attached hereto as Exhibit II (the "Management Agreement"); and (ii) the Buyer, on the one hand, and each of the Management Shareholders are entering into an Agreement Not to Compete, a form of which attached hereto as Exhibit III (the "Agreement Not to Compete"). The Management Agreement and the Agreements Not to Compete are collectively referred to herein as the "Concurrent Agreements". Each of the Concurrent Agreements shall be effective concurrently with the Closing (as hereinafter defined).

                                   ARTICLE II

                     THE CLOSING AND TRANSFER OF THE SHARES


         2.1 Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on that date (the "Closing Date") which is the latest to occur of: (i) the date of the closing of the Buyer's initial public offering as such date is set forth in the Prospectus for such initial public offering; (ii) the first business day thereafter as all of the conditions to the Closing set forth in Articles VI and VII hereof shall have been satisfied or waived in accordance with the respective terms thereof,
(iii) the latest date which may from time to time be designated in writing by the Buyer, but not later than the Latest Date (as defined hereinbelow); or
(iv) any other date mutually agreed upon in writing by the Buyer, the Shareholders and the Company. The Closing shall take place at the offices of Donahue & Mesereau, 1900 Avenue of the Stars, Suite 2700, Los Angeles, California 90067. If for any reason the Closing does not occur by March 31, 1997 (the "Latest Date"), either the Shareholder Representative, the Company or the Buyer may unilaterally terminate this Agreement and all further obligations of the parties hereunder shall thereupon terminate, except that it is expressly agreed and understood that a party's right to pursue all legal rights and remedies for breach of contract or otherwise hereunder, including, without limitation, damages relating thereto, shall survive such termination unimpaired.


         2.2 Deliveries. At the Closing, each of the Shareholders shall transfer and deliver to the Buyer good and marketable title to the Shares owned by such Shareholder immediately prior to the Closing, free and clear of any and all liens, claims, mortgages, charges, commission arrangements, title retention agreements, covenants, restrictions, options, purchase agreements, security agreements, security interests, encumbrances and adverse interests of any kind or nature whatsoever (each, an "Adverse Interest"), other than those disclosed to the Buyer in writing and approved by the Buyer in writing, by delivering to the Buyer the certificates for the Shares to be sold by such Shareholder in negotiable form, duly endorsed in blank, or with separate notarized or guaranteed stock transfer powers attached thereto and signed in blank, in exchange for the delivery by the Buyer to the Shareholders of the Purchase Price as specified in Section
1.3. In addition, at the Closing, each of the parties shall execute and deliver each and every Concurrent Agreement to which such party is also a party. At the Closing, the Shareholders will make available to the Buyer the written resignations of all of the directors and officers of the Company and each Subsidiary effective as of the Closing and shall cause to be made available to the successor directors and officers of the Company and each Subsidiary all minute books, stock record books, books of account, corporate seals, contracts, agreements, plans commitments, understandings and other documents, instruments and papers belonging to the Company and each Subsidiary and shall cause full possession and control of all of the assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, choate or inchoate, wherever situated belonging to the Company and each Subsidiary (collectively, the "Assets") and of all other things and matters pertaining to the operation of the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, inventory and other supplies, customers and customer relations and personnel of the Company and each Subsidiary (collectively, the "Business") to be transferred and delivered to the directors and officers elected to succeed the resigned directors and officers of the Company and each Subsidiary. At the Closing, the Shareholders shall also deliver to the Buyer, and the Buyer shall deliver to the Shareholders, the certificates, opinions and other instruments and documents referred to in Articles VI and VII of this Agreement. At any time and from time to time after the Closing Date, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and will take such other action consistent with the terms of this Agreement, in each case, as may be reasonably necessary to assign, transfer and convey to the Buyer good and marketable title to the Shares, free and clear of any and all Adverse Interests, to carry out the transactions contemplated by this Agreement, and to comply with the terms hereof.



                              ARTICLES III AND IV

                         REPRESENTATIONS AND WARRANTIES


         Each of the Management Shareholders (jointly and severally as to each other, but only up to their respective percentages of liability as specified on
Schedule 1.1) and the Company, jointly and severally, represent and warrant to, and agree with, the Buyer, its successors and assigns, as of the date hereof, as set forth in Section A of
Exhibit IV attached hereto, the entirety of which is hereby incorporated into this Agreement by this reference. The Buyer represents and warrants to, and agrees with, each of the Shareholders and the Company, each of their or its successors and assigns, as the case may be, as of the date hereof, as set forth in Section B of Exhibit IV attached hereto, the entirety of which is hereby incorporated into this Agreement by this reference.



                                   ARTICLE V

                      ADDITIONAL COVENANTS AND AGREEMENTS


         5.1 Conduct of Business Pending Closing. Until the Closing Date, except as may be approved by the Buyer in writing or as otherwise expressly provided in this Agreement, the Company shall, and the Shareholders shall cause the Company to:

                 (i) operate the Business only in the ordinary course and in substantially the same manner as it has been operated in the past and not sell any of the Assets except for sales from inventory in the ordinary course of business;

                 (ii) not issue, repurchase or redeem or commit to issue, repurchase or redeem, any shares of its capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock;

                 (iii) not declare or pay any dividend on, or make any other distribution with respect to, the Shares;

                 (iv) not (a) incur any amount of long or short-term debt for money borrowed, (b) guarantee or agree to guarantee the obligations of others, (c) indemnify or agree to indemnify others, or (d) incur any other direct or indirect liability, indebtedness, obligation, expense, claim, deficiency or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (collectively, "Liabilities");

                 (v) keep in full force and effect insurance covering the Company, each Subsidiary, the Assets and the Business comparable in amount and scope of coverage to that now maintained;

                 (vi) maintain the tangible Assets in good condition and working order, ordinary wear and tear excepted and maintain the title to and enforceability of claims pursuant to any intangible rights or Assets;

                 (vii) use its best efforts to retain the Company's employees and maintain the Business so that such employees will remain available to the Company on and after the Closing Date and to maintain existing relationships with suppliers, customers and others having business dealings with the Company and its Subsidiaries and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                 (viii) not amend the Articles of Incorporation or By-Laws of the Company or any Subsidiary;

                 (ix) not merge with or into any other corporation, partnership, association or entity or sell, assign, transfer, pledge or encumber any part of the Assets or agree to do any of the foregoing;


                 (x) not enter into any written or oral contract, agreement, lease, plan, commitment, arrangement, undertaking, practice, authorization, obligation, instrument or other document that is or may be binding on any person or its property under applicable law (each, a "Contract," and collectively, the "Contracts") that is material and not in the ordinary course of business consistent with past practice, nor permit any amendment or termination of any material contract;

                 (xi) not waive any rights of value or rights that would otherwise accrue to the Company after the Closing Date;

                 (xii) not increase the salaries of, or make any bonus or similar payments to or establish or modify any employee benefits plans for, any of the Company's directors, officers or employees or enter into or modify any employment, consulting or similar Contracts with any such persons or agree to do any of the foregoing;

                 (xiii) continue to maintain all employee benefit plans in accordance with applicable rules and regulations, and ensure that no employee benefit plan, or any trust related thereto, shall be amended or terminated prior to the Closing Date, except for any such amendment as may be required to comply with applicable rules and regulations;

                 (xiv) collect its accounts receivable in the ordinary course of business consistent with past practice;

                 (xv) pay its accounts payable in the ordinary course of business consistent with past practice and not fail to pay or discharge when due any Liabilities;

                 (xvi) use its best efforts to help the Shareholders complete the transactions contemplate by this Agreement and obtain the satisfaction of the conditions specified in Article VI;

                 (xvii) promptly notify the Buyer of (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time, the giving of notice, or both would constitute a breach of or default under any Contact, or (c) the occurrence of an event that with or without the passage of time, the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration under any Contract (collectively, a "Default"), the threat or commencement of any litigation, or any development that occurs before the Closing that could in any way materially affect the Company, the Assets or the Business;

                 (xviii) use its best efforts to obtain any consents or approvals required under any Contracts or otherwise that are necessary to complete the transactions contemplated by this Agreement or to avoid a Default under any such Contracts;

                 (xix) comply with all rules and regulations applicable to it and to the conduct of its and their, as the case may be, Business;

                 (xx) provide the Buyer with such financial and other reports of the Business as may be reasonably requested;

                 (xxi) not make any capital expenditures in excess of $5,000; and

                 (xxii) promptly disclose to the Buyer in writing any information set forth in any Schedule attached hereto which no longer is correct and any information of the nature of that set forth in any such Schedule which arises after the date hereof and which would have been required to be included in any such Schedule if such information had obtained on the date hereof.


         5.2 Records and Documents. Each of the Shareholders and the Company hereby grant the Buyer and its agents and representatives, at their request, access to and the right to make copies, at the Buyer's expense, of all records of the Company and the Shareholders that relate to the Business as conducted prior to the Closing as may be necessary, useful, desirable or appropriate in connection with the Buyer's operation of the Business after the Closing. By way of example, and without limiting the generality of the foregoing, the Shareholders shall, and they shall cause the Company to (i) give to the Buyer's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the

Assets, records, Contracts and other documents relating to the Business, (ii) permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company, the Business and the Assets as the Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's business operations, and (iii) furnish to the Buyer all such documents and copies of documents and records and information with respect to the Company's affairs and copies of any working papers relating thereto as the Buyer shall from time to time reasonably request.


         5.3 Publicity. Each party hereto agrees not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the transactions contemplated by this Agreement, without the consent, which shall not be unreasonably withheld, of the Shareholder Representative (in the case of releases or statements issued or made by the Buyer) or the Buyer (in the case of releases or statements issued or made by any of the Shareholders or the Company), except as may be required by law, in which event such press release or public statement shall be made only after consultation with the Shareholder Representative and the Company, on the one hand, or the Buyer, on the other hand, as the case may be; provided, however, that the Shareholder Representative consents to the Buyer issuing a press release or public statement with respect to Buyer's filing a registration statement with the United States Securities and Exchange Commission.


         5.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to bring about the transactions contemplated by this Agreement, as soon as reasonably practicable, including the execution and delivery of all instruments and other documents, and shall take or cause to be taken such further actions necessary, proper or desirable to carry out the intent and purposes of, and consummate the transactions contemplated by, this Agreement. No party will take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations or warranties contained herein to become untrue or incomplete.


         5.5 No Solicitation. The Company will not, and will authorize its officers, directors, employees, agents or other representatives (including any broker, financial advisor, attorney, accountant or other agent) not to, and the Shareholders will not, and will cause their agents or other representatives (including any broker, financial advisor, attorney, accountant or other agent) not to, and the Shareholders will cause the Company not to, directly or indirectly, initiate contact with, solicit or encourage or take any action to facilitate (including by way of furnishing information), any proposal or inquiry by, or enter into or take any action to facilitate any discussions or negotiations with, or provide any information or assistance to, any third party (other than the Buyer as contemplated in Section 5.2 of this Agreement or appropriate regulatory authorities) concerning any acquisition (whether by merger, purchase of assets, or otherwise) of any or all shares of capital stock of the Company or any material portion of the assets of the Company. The Company or the Shareholders, as the case may be, will notify the Buyer immediately upon receipt of any inquiry, proposal or offer relating to any of the foregoing.

         5.6. Tax Returns. The Shareholders will prepare and file all federal, foreign, state or local tax returns required to be filed for any period ending on or before the Closing Date, and will pay all federal, foreign, state and local income taxes (including interest and penalties relating thereto) due for the periods covered by such returns.


         5.7 Equipment Leases. Brewery Leasing Company ("BLC"), the holder of the Brewery Leasing identified on Schedule 7A, covenants and agrees to
(i) reduce the effective interest rate of such lease(s) to ten percent (10%),
(ii) extend such leases by that number of months which is equal to the number of months payments on each such lease is in arrears for calendar year 1995 only, and (iii) provide that all such equipment may be purchased by the Buyer upon the expiration of such leases for an aggregate of $1.00, it being understood and agreed by the Buyer that such provisions will not be effective until immediately after the Closing.


         5.8     [Intentionally Omitted].

         5.9     Riverside National Bank Loan.


                 (i) The Company shall obtain the agreement of Michael Hagerman, Norman Kretschmar and Riverside National Bank ("RNB") to modify and amend the loan (the "Riverside Loan") from RNB to the Company and Riverside Brewing Company, Inc. ("RBC") which is evidenced by that certain promissory note dated May 10, 1996 and is identified as Loan Number 121399771 such that concurrently with the Closing, the Riverside Loan will be evidenced by two Promissory notes, one in the principal amount of $220,940.67, the makers of which shall be Michael Hagerman and Norman Kretschmar ("Loan I") and the other in the principal amount of the principal balance of the Riverside Loan on the date of Closing less the principal amount of Loan I, the makers of which shall be the Company and RBC ("Loan II"). To induce Michael Hagerman and Norman Kretschmar to assume Loan I, Buyer shall issue to Michael Hagerman and Norman Kretschmar, pro rata, that number of shares of the Buyer's Common Stock equal to the principal balance of Loan I divided by 8, said shares to be delivered at the Closing. In addition, if, on January 1, 1999, the per share "Fair Market Value" (as hereinafter defined) of the Buyer's Common Stock is equal to or less than $6.00, then the Buyer agrees to issue to Michael Hagerman and Norman Kretschmar an additional 9,227 shares no later than January 10, 1999.

                 (ii) The Company shall obtain the agreement of RNB to release the Company and each of its Subsidiaries from all of their respective obligations under and pursuant to the Riverside Loan and to terminate any and all financing statements that it filed against the assets of the Company and any of its Subsidiaries effective as of the Closing, provided, however, that RNB may take a security interest for Loan II in the tangible fixed assets of the Company and RBC as such assets exist on the Closing Date but not in the proceeds of such tangible fixed assets or in any after acquired assets or properties.

                 (iii) "Fair Market Value" means the average of the daily closing prices for fifteen (15) consecutive trading days commencing immediately before the date of such computation. The closing price for each day shall be the last reported sales price regular way or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in either case on the principal national securities exchange on which the shares are listed or admitted to trading, of it they are not listed or admitted to trading on any national securities exchange, but are traded in the over-the-counter market, the closing sale price of the Common Stock or, in case no sale is publicly reported, the average of the representative closing bid and asked quotations for the Common Stock on the National Association of Securities Dealers Automated Quotation ("NASDAQ") system or any comparable system, or if the Common Stock is not listed on the NASDAQ system or any comparable system, the closing price of the Common Stock or, in case no sale is publicly reported, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers selected from time to time by the Company for that purpose, or if there are no closing bid and asked prices available, "Fair Market Value" shall be determined by the Board of Directors of the Buyer in good faith.

         5.10 Updating of Schedules. The Company shall notify the Buyer of any changes, additions or events which may cause any change in or addition to any of the Schedules attached hereto or to any of the documents delivered to the Buyer pursuant to the terms of this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all Schedules and documents previously delivered. No such notification or delivery of updates made shall be deemed to cure any breach of any representation and warranty made in this Agreement, nor shall any such notification or delivery of updates be considered to constitute or give rise to a waiver by the Buyer of any condition set forth in this Agreement.

         5.11 Financial Statements of Subsidiary. Each of the Company and Buyer covenant and agree to provide each Shareholder Representative with the monthly financial statements that are produced by the Subsidiary for the Buyer's management.




                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER


         Unless, at the Closing, each of the following conditions is either satisfied or waived by the Buyer in writing, the Buyer shall not be obligated to purchase the Shares and shall not otherwise be obligated to consummate or effect the transactions contemplated by this Agreement. The Buyer shall have the right to waive in writing any or all of the foregoing conditions precedent to the obligations of the Buyer; provided, however, that no waiver by the Buyer of any conditions precedent to the obligations of the Buyer shall constitute a waiver by the Buyer of any other condition precedent.


         6.1 Accuracy of Warranties; Performance of Covenants. The representations and warranties of each of the Shareholders and the Company contained or incorporated herein shall be true, accurate and correct on the date hereof and on the Closing Date, and each of the Shareholders and the Company shall have performed each and every obligation and complied with each and every agreement and covenant required by this Agreement to be performed or complied with on or prior to the date hereof and the Closing Date, respectively. Each of the documents required to be delivered by each of the Shareholders and the Company to the Buyer hereunder shall be in form and substance reasonably satisfactory to the Buyer.

         6.2 Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body which are required in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated on its part hereby, shall have been obtained or made, other than consents, authorizations, orders, approvals, filings and registrations as to which the failure to obtain or make will not, after the Closing, (i) materially and adversely affect the assets, properties, operations, prospects, or the condition, financial or otherwise, or the results of operations of the Business, (ii) limit the right of the Buyer to own each of the Assets or conduct any material aspect of the Business, or (iii) subject the Buyer, any of its Subsidiaries or affiliates or any of its or their respective directors or officers to liability on the ground that it or they have breached any law or regulation or have otherwise acted improperly in relation to the transactions contemplated by this Agreement.


         6.3 No Pending Action. No (i) claim, investigation, action, suit, proceeding or litigation, either administrative or judicial, at law or in equity, by any governmental or regulatory commission, agency or other body or authority or by any other person, firm, corporation or other entity shall have been instituted, threatened or pending on the Closing Date (a) which challenges or seeks to prohibit, enjoin, restrict or delay the consummation of this Agreement or any of the transactions contemplated by this Agreement, or any of the conditions to the consummation of the transactions contemplated by this Agreement, (b) which claims damages against the Buyer or any of the Shareholders, the Company or any Subsidiary as a result of the consummation of the transactions contemplated hereby or otherwise claims that this Agreement or the consummation thereof is improper, or (c) which in the reasonable opinion of the Buyer, could materially or adversely affect the right of the Buyer to own the Assets or to conduct any aspect of the Business after the Closing, or the ability of each of the Shareholders and the Company to consummate the transactions contemplated hereby, and (ii) injunction or restraining order shall be in effect prohibiting the transactions contemplated by this Agreement.


         6.4 No Material Adverse Change. There shall have been no material and adverse change in the Assets, condition, financial or otherwise, operations or prospects of the Business since April 30, 1996. There shall be no conditions existing or threatened with respect to the Assets, condition, financial or otherwise, operations or prospects of the Business that might be expected to have a material and adverse effect on any of them.

         6.5 No Adverse Laws. There shall not have been enacted or promulgated by any federal, state or local governmental agency, body or entity, any statute, ordinance or regulation which has a material and adverse affect upon the Assets, condition, financial or otherwise, operations or prospects of the Business.


         6.6 Force Majeure. All or any material part of the Assets of the Business shall not have been adversely affected in any way by any act of God, fire, flood, war, legislation (proposed or enacted) or other event or occurrence, whether or not covered by insurance.


         6.7 Third Party Consents. All consents of third parties, including, without limitation, lenders and lessors of the Company and governmental authorities, which are required for the consummation of the transactions contemplated hereby shall have been obtained in writing on terms and conditions and in form and substance satisfactory to the Buyer in its sole and absolute discretion, including, without limitation, estoppel certificates.

         6.8 Authority. The Buyer shall have received from the Company a copy of the resolutions of its Board of Directors and of the Shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Said resolutions shall be certified by a duly authorized officer of the Company as being true and correct and in full force and effect as of the Closing Date. The Buyer shall also have received a certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute and deliver this Agreement and the other documents contemplated hereby to be executed and delivered by the Company, and further certifying that the Articles of Incorporation and Bylaws of the Company delivered to the Buyer at the Closing have been validly adopted, have not been amended or modified and are in full force and effect.


         6.9 Further Actions. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer shall have received copies of such documents and instruments as the Buyer and its counsel may reasonably request in connection with such transactions.

         6.10 Certificates. Prior to or at the Closing, the Buyer shall have received from each of the Shareholders and the Company a certificate dated the Closing Date and signed by the President and Secretary of the Company and by each of the Shareholders certifying that the conditions set forth in Section 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 hereof have been satisfied. Prior to or at the Closing, the Buyer shall have also received from the Company or the Shareholders, as appropriate, (a) a certificate from the Secretary of State of the State of California to the effect that the Company is in good standing or subsisting in such jurisdiction and listing all charter documents of the Company on file, (b) a certificate from the Secretary of State or other appropriate official in each state in which the Company is qualified or licensed to do business as a foreign corporation to the effect that the Company is in good standing in such state, (c) a certificate as to the tax status of the Company from the appropriate official in the State of California and each state in which the Company is qualified or licensed to do business as a foreign corporation and (d) such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Buyer or its counsel may reasonably request.


         6.11 Concurrent Agreements. Each of the Shareholders and the Company shall have delivered to the Buyer executed originals of each of the Concurrent Agreements to which they are parties.


         6.12    [Intentionally Omitted]


         6.13 Legal Opinion. The Buyer shall have received the legal opinion, dated the Closing Date, of counsel to the Shareholders and the Company in the form acceptable to Buyer's Shareholders' and Company's respective legal counsel attached hereto as Exhibit V.


         6.14 Initial Public Offering. The registration statement relating to the Buyer's initial public offering shall have been declared effective by the Securities and Exchange Commission (the "SEC"), the closing contemplated by the prospectus (the "Prospectus") which forms a part of such registration statement shall have occurred and the Buyer shall have received an aggregate of $6,000,000 as shown in the column entitled Price to Public-Total on the cover page of the final Prospectus and in addition the Price per Share shall not be less than $8.00, unless such initial public offering is priced on a unit basis (i.e., including warrants), in which case the Price per Share shall be not less than $7.90.

         6.15 Absence of Liens. At or prior to the Closing Date, the Buyer shall have obtained a Uniform Commercial Code search report dated as of a date not more than five days prior to the Closing Date issued by the Secretary of State of the State of California indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name the Company as debtor or otherwise indicting any lien on the Assets, except for liens otherwise disclosed in the Schedules hereto and which the Buyer has agreed to assume.


         6.16 Equipment Leases and Riverside National Bank Debt. The agreements contemplated by Section 5.7 and 5.9 shall have been obtained and shall be in full force and effect.



                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH
                      OF THE SHAREHOLDERS AND THE COMPANY


         Unless, at the Closing, each of the following conditions is either satisfied, or waived by each of the Shareholders and the Company in writing, the Shareholders shall not be obligated to sell the Shares and shall not be otherwise obligated to consummate or effect the transactions contemplated by this Agreement. Each of the Shareholders and the Company shall have the right to waive in writing any or all of the foregoing conditions precedent to the obligations of each of the Shareholders and the Company, respectively; provided, however, that no waiver by any of the Shareholders or the Company of any conditions precedent to the obligations of said Shareholders or the Company shall constitute waiver by said Shareholder or the Company of any other condition precedent.


         7.1 Accuracy of Warranties; Performance of Covenants. The representations and warranties of the Buyer contained or incorporated herein shall be true, accurate and correct on the date hereof and on the Closing Date, and the Buyer shall have performed each and every obligation and complied with each and every covenant required by this Agreement to be performed or complied with on its part on or prior to the date hereof and the Closing Date, respectively. Each of the documents required to be delivered by the Buyer to each of the Shareholders and the Company hereunder shall be in form and substance reasonably satisfactory to each of the Shareholders and the Company.

         7.2 Regulatory Consents, Authorizations, etc.. All consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body which are required in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated on its part hereby, shall have been obtained or made, other than consents, authorizations, orders, approvals, filings and registrations as to which the failure to obtain or make will not, after the Closing, materially and adversely affect the right of the Shareholders to receive the Purchase Price.


         7.3 No Pending Action. No (i) claim, investigation, action, suit, proceeding or litigation, either administrative or judicial, at law or in equity, by any governmental or regulatory commission, agency or other body or authority or by any other person, firm corporation or other entity shall have been instituted, threatened or pending on the Closing Date (a) which challenges or seeks to prohibit, enjoin, restrict or delay the consummation of this Agreement or any of the transactions contemplated by this Agreement, or any of the conditions to the consummation of the transactions contemplated by this Agreement or (b) which claims damages against the Buyer or any of the Shareholders or the Company as a result of the consummation of the transactions contemplated hereby or otherwise claims that this Agreement or the consummation thereof is improper, and (ii) injunction or restraining order shall be in effect prohibiting the transactions contemplated by this Agreement.


         7.4 No Material Adverse Change. There shall have been no material and adverse change in the assets, condition, financial or otherwise, operations or prospects of the business of Buyer since April 30, 1996. There shall be no conditions existing or threatened with respect to the assets, condition, financial or otherwise, operations or prospects of the business of Buyer that might be expected to have a material and adverse effect on any of them.


         7.5 No Adverse Laws. There shall not have been enacted or promulgated by any federal, state or local governmental agency, body or entity, any statute, ordinance or regulation which has a material and adverse affect upon the assets, condition, financial or otherwise, operations or prospects of the Buyer.

         7.6 Force Majeure. All or any material party of the assets of Buyer shall not have been adversely affected in any way by any act of God, fire, flood, war, legislation (proposed or enacted) or other event or occurrence, whether or not covered by insurance.


         7.7 Third party Consents. All consents of third parties, including, without limitation, governmental authorities, which are required for the consummation of the transactions contemplated hereby shall have been obtained in writing on terms and conditions and in form and substance reasonably satisfactory to the Shareholder Representative.


         7.8 Authority. The Shareholder Representative shall have received from the Buyer a copy of the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Said resolutions shall be certified by a duly authorized officer of the Buyer as being true and correct and in full force and effect as of the Closing Date. The Shareholder Representative shall also have received a certificate of incumbency executed by the Secretary of the Buyer certifying the names, titles and signatures of the officers authorized to execute and deliver this Agreement and the other documents contemplated hereby to be executed and delivered by the Company, and further certifying that the Articles of Incorporation and Bylaws of the Buyer delivered to the Shareholder Representative at the Closing have been validly adopted, have not been amended or modified and are in full force and effect.


         7.9 Further Actions. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substance to the Shareholder Representative, and the Shareholder Representative shall have received copies of such documents and instruments as the Shareholders Representative and counsel for the Company may reasonably request in connection with such transactions.


         7.10 Certificate. Prior to the Closing, each of the Shareholders and the Company shall have received from the Buyer a certificate dated the Closing Date and signed by the President and Secretary of the Buyer certifying that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7 and
7.13 hereof have been satisfied.

         7.11 Legal Opinion. The Company and the Shareholders shall have received the legal opinion, dated the Closing Date, of counsel to the Buyer in the form attached as Exhibit VI.


         7.12 Concurrent Agreements. The Buyer shall have delivered to each of the Shareholders executed originals of each of the Concurrent Agreements to which he or she is a party.

         7.13 Initial Public Offering. The registration statement relating to the Buyer's initial public offering shall have been declared effective by the SEC, the closing contemplated by the Prospectus shall have occurred and the Buyer shall have received an aggregate of $6,000,000 as shown in the column entitled Price to Public-Total on the cover page of the Prospectus and in addition the Price per Share shall not be less than $8.00, unless such initial public offering is priced on a unit basis (i.e., including warrants), in which case the Price per Share shall not be less than $7.90.

                                  ARTICLE VIII

                                   EMPLOYEES


         Except pursuant to the terms and conditions of Employment Agreements which the Buyer intends to present to certain key employees of the Company, the Buyer shall not be obligated in any way to offer employment to any employee of the Company or any Subsidiary after the Closing, and the Buyer will not be responsible or liable in connection with any employment arrangements (whether written or oral) with employees of the Company or any Subsidiary, or for any salaries, severance pay, vacation accruals, health insurance benefits and other benefits owed or payable to any employees of the Company or any Subsidiary; provided, however, that the Buyer shall be responsible for any salaries, severance pay, vacation accruals, health insurance benefits or other benefits owed or payable to employees of the Company or any Subsidiary employed by the Buyer, the Company or any Subsidiary after the Closing Date.

                                   ARTICLE IX

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                   COVENANTS AND AGREEMENTS; INDEMNIFICATION


         9.1 Survival. Each of the representations, warranties, covenants and agreements of the Buyer, each of the Shareholders and the Company contained in this Agreement (including those made in the Exhibits and Schedules hereto and certificates and other documents delivered pursuant to the terms hereof) shall survive the Closing and shall be fully effective and enforceable for a period of two years following the Closing provided, however, that any representation and warranty relating to Taxes shall survive until any applicable statute of limitations has run; and provided, further, however, that any representation and warranty relating to title to the shares and transfer of the Shares to the Buyer shall survive in perpetuity) , notwithstanding any investigation or examination by, or on behalf of, any party hereto, any notice of a breach or of a failure to perform, not waived in writing, and the consummation of the transactions contemplated hereby with knowledge of such breach or failure.

         9.2A    Indemnification by Each of the Shareholders as to Title to,
and Transferability of, the Shares. Notwithstanding anything herein to the contrary, each of the Shareholders, severally and not jointly, hereby agrees to indemnify, defend and hold harmless the Buyer and every subsidiary and affiliate of Buyer, and every officer, director, shareholder, employee and agent of the Buyer and every such subsidiary and affiliate, and the successors and assigns of each of them, from any and all claims, liabilities, losses, damages (including without limitation incidental, consequential and punitive damages), costs and expenses, including court costs, reasonable attorneys' fees, reasonable accountant's fees investigative fees, expert witness fees and the costs associated therewith, arising out of or relating to the failure of any Shareholder to transfer and deliver to the Buyer good and marketable title to such Shareholder's Shares owned by such Shareholder immediately prior to Closing, fee and clear of any and all Adverse Interests.


         9.2B    Indemnification by Each of the Management Shareholders.  Each
of the Management Shareholders (jointly and severally as to each other but only up to their respective percentages of liability as specified on Schedule 1), hereby agrees to indemnify, defend and hold harmless the Buyer and every subsidiary and affiliate of Buyer, and every officer, director, shareholder employee and agent of the Buyer and every such subsidiary and affiliate, and the successors and assigns of each of them, from any and all claims, liabilities, losses, damages (including without limitation incidental, consequential and punitive damages), costs and expenses, including court costs, reasonable attorneys' fees, reasonable accountant's fees, investigative fees, expert witness fees and the costs associated therewith, arising out of or relating to an Event of Breach, as defined in Section 9.4 hereof, of any Shareholder or the Company except with respect to any indemnification obligation already undertaken pursuant to
Section 9.2A.


         9.3 Indemnification by the Buyer. The Buyer hereby agrees to indemnify, defend and hold harmless each of the Shareholders and every affiliate thereof, and every agent of each of the Shareholders and every such affiliate, and the successors and assigns of each of them, from any and all claims, liabilities, losses, damages (including without limitation incidental, consequential and punitive damages), costs and expenses, including court costs and reasonable attorneys' fees, investigative fees, expert witness fees and the costs associated therewith, arising out of or relating to an Event of Breach, as defined in Section 9.4 hereof, of Buyer.


         9.4 Event of Breach. As used herein, an "Event of Breach" shall mean, as to a party, any one or more of the following: (i) any untruth, inaccuracy or misrepresentation or breach of any of the representations, warranties, covenants or agreements made by said party in this Agreement; (ii) any failure of said party to perform or observe any term, provision, covenant, obligation, agreement or condition on the part of said party to be performed or observed pursuant to the terms of this Agreement; and (iii) any misrepresentation of said party in, or omission from, any statement, certificate, Schedule, Exhibit or other document prepared or furnished by said party pursuant to the terms of this Agreement. In addition, "Event of Breach" shall also mean, as to any of the Shareholders and/or the Company, claims or liabilities of any kind or nature which arise out of, result from or are related to the operations, ownership, conduct, activities or failure to act of any of the Management Shareholders, the Company, any Subsidiary or their respective affiliates prior to or on the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against the Company, the Buyer or any of its subsidiaries or affiliates including, without limitation, claims or liabilities related to actual, potential or inchoate security interests, liens, claims, obligations or encumbrances involving the Business (e.g., any claim or liability relating to, arising out of, or based upon negligence, strict liability or any express or implied representation, warranty, agreement or guaranty made by or on behalf of the Company or any Subsidiary, or alleged to have been made by or on behalf of the Company or any Subsidiary or which is imposed or asserted to be imposed on the Company or any Subsidiary by operation of law or otherwise, in connection with any product designed, used, rented, sold, manufactured, shipped or installed by or on behalf of the Company or any Subsidiary, or for any service performed by or on behalf of the Company or any Subsidiary, in any case prior to or on the Closing Date), and further, including, without limitation, claims, liabilities or liens which may result from (i) any commencement, termination or other activity with respect to any employee benefit plan and (ii) any unpaid federal, foreign, state or local tax liabilities of the Company or any Subsidiary for all periods (or portions thereof) ended on or before the Closing Date, together with any interest or penalties attributable to any such liabilities.


         9.5 Notice and Demand, etc. Each indemnified party hereunder agrees that upon its obtaining actual knowledge of facts indicating that there may be a basis for a colorable claim for indemnity under the provisions hereof, including, but not limited to, receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party, it will give prompt written notice thereof to the indemnifying party(ies) (such written notice being hereinafter referred to as a "Notice of Claim"), which Notice of Claim shall contain a brief description of the nature of such claim and an estimate of the dollar amount at issue. The failure of an indemnified party to send a Notice of Claim shall not relieve the indemnifying party(ies) from any liability hereunder with respect to any claim except to the extent such failure results in insufficient time being available to permit the indemnifying party(ies) or its or their, as appropriate, counsel to effectively defend any such claim and to make a timely response thereto and thereby prejudices the indemnifying party's(ies') ability to defend such claim. The indemnifying party(ies) shall thereupon be obligated to defend, contest or otherwise protect the indemnified party against any such demand, assertion, claim, action or proceeding, at the indemnifying party's(ies') sole cost and expense. The indemnified party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the indemnified party's choice. In the event that the indemnifying party(ies) fails timely to defend, contest or otherwise protect against such demand, assertion, claim, action or proceeding, the indemnified party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the indemnified party shall have the right to recover the entire cost thereof from the indemnifying party(ies), including, without limitation, attorneys' fees, disbursements and amounts paid as a result of such demand, assertion, claim, action, or proceeding.

         9.6 Limitation on Indemnification Amount; Other Limitations. Each party hereto agrees that it shall not be permitted to pursue any claim for an Event or Events of Breach until the aggregate of all such claims for an Event or Events of Breach exceed $59,999.99 (the "Deductible"); provided however, that, notwithstanding the Deductible, Buyer shall be permitted to pursue any claim regardless of amount at issue under Section 9.2A of this Agreement. Any provision of this Agreement to the contrary notwithstanding, but subject to the provisions of Section 5.10 of this Agreement, no claim for indemnification shall lie with respect to any representation or warranty given herein where the claim is based upon any event, circumstance or condition which is disclosed in this Agreement or in the Schedules or Exhibits attached and incorporated herein on the date of this Agreement, it being expressly understood by the parties that any updating of Schedules that occurs after the date of this Agreement shall not relieve such party from any indemnification obligation if such updated schedule adds, deletes, amends or modifies information set forth on such Schedule as of the date of this Agreement; provided, however, that a claim for indemnification shall lie with respect to the items set forth on Schedule 9.6; and provided, further however, that a claim for an Event or Events of Breach relating to a matter set forth on Schedule 9.6 shall not be subject to the Deductible (i.e., the Buyer shall have the right to seek indemnification from the first dollar).

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS


         10.1 Brokers. The Buyer, on the one hand, and each of the Shareholders and the Company, on the other hand, represent and warrant to each other that, except as set forth on Schedule 10.1 attached hereto, no broker, investment banker or finder is entitled to any financial advisory fee, brokerage fee or finder's fee or other similar payment from it or him, as the case may be, with respect to (i) the execution of this Agreement or (ii) the transactions contemplated hereby. The Buyer, on the one hand, and each of the Shareholders and the Company, on the other hand, each agree to indemnify, defend and hold each other harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted by any broker or other person who claims to be entitled to a broker's, finder's or similar fee or commission from it or him, as the case may be, in respect of the execution of this Agreement, or the consummation of the transactions contemplated hereby, by reason of his acting at the request of said person.

         10.2 Entire Understanding. This Agreement (including the Schedules and Exhibits hereto, each of which is incorporated herein and made a part of this Agreement) and the other agreements and instruments, the execution and delivery of which are provided for herein, constitute the entire agreement and understanding of the parties hereto and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, among the parties hereto concerning the subject matter of this Agreement.

         10.3 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto. No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

         10.4 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.6 Severability; Relationship of the Parties. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted but only to the limited extent reasonably necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a reasonable manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. Nothing in this Agreement shall be interpreted or construed as creating, expressly or by implication, a partnership, joint venture, agency relationship or employment relationship (other than pursuant to any Employment Agreement) between or among the parties hereto or any of their respective officers, directors, agents, employees or representatives.

         10.7 Notices. ALl notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been delivered three business days after having been mailed in a general or branch U.S. post office and enclosed in a registered or certified post-paid envelope; one business day after having been sent by overnight courier; when telecopied on a business day, or otherwise on the next succeeding business day thereafter; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses the parties may have fixed by notice as provided herein:

         If to any of the
         Shareholders:      To the addresses set forth on Schedule __.

If to the Company:          Orange Empire Brewing Company
                            1229 Columbia Avenue, Suite C-4
                            Riverside, California 92507
                            Attention:
                            Telephone:  (   )
                            Telecopier: (   )

With a copy to:             McPeters McAlearney Shimoff & Hatt
                            615 Brookside Avenue, Suite B
                            Redlands, California 92373
                            Attention:  John D. McAlearney, Jr.
                            Telephone:  (909) 792-8919
                            Telecopier: (909) 792-6234

If to the Buyer:            Beverage Works, Inc.
                            9800 South Sepulveda Blvd., Suite 720
                            Los Angeles, California 90045
                            Attention:  Mr. Lyle Maul
                                        Chief Financial Officer
                            Telephone:  (310) 642-5643
                            Telecopier: (310) 642-5645

With a copy to:             Donahue & Mesereau
                            1900 Avenue of the Stars, Suite 2700
                            Los Angeles, California 90067
                            Attention:  Asher M. Leids, Esq.
                            Telephone:   (310) 277-1441
                            Telecopier:  (310) 277-2888


         10.8 Successors and Assigns. This Agreement shall not be assigned or delegated by any party without the prior written consent of the other parties hereto, except that the Buyer may assign this Agreement and the rights under this Agreement after the Closing (i) to one or more subsidiaries or affiliates of the Buyer or, (ii) to one or more lending institutions for security purposes so long as Buyer remains primarily liable for its obligations hereunder. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or assigns of the Buyer and any successors or assigns of any of the Shareholders or the Company. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.


         10.9 Attorney's Fees. If any action (whether it be for contract or tort, at law or in equity, or otherwise) is brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, a reasonable attorneys' fee to be fixed by the court. The prevailing party shall be the party who is entitled to recover its costs of suit as ordered by the court or by applicable law or court rules. A party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.


         10.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California, without regard to principles of choice of law or conflict of laws. Each of the parties hereto recognizes and hereby irrevocably consents to the exclusive jurisdiction over it or him, as the case may be, of the Federal District Court for the Central District of California or the Superior Court of California, County of Los Angeles, in connection with any action or proceeding (whether it be for contract or tort, at law or in equity, or otherwise) arising out of or relating in any way to this Agreement, or any other document relating hereto or delivered in connection with the transactions contemplated hereby.


         10.11 Construction. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural as appropriate and apparent in the context used. The disjunctive "or" and the conjunctive "and" shall mean "and/or" unless otherwise required in the context in which such words are used. Except as otherwise specified, the agreements, covenants, representations, warranties, undertakings, liabilities and obligations herein of the Company and each of the Shareholders are several and not joint. All dollar amounts set forth in this Agreement or any Exhibit or Schedule attached hereto, are expressed in terms of U.S. Dollars. All time periods specified herein are to Pacific time.


         10.12 Cooperation. Each party hereto shall cooperate with the other parties and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.


         10.13 Expenses. Whether or not the transactions contemplated by this Agreement and the related agreements are consummated, each party to this Agreement shall pay its or his, as the case may be, own costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys' fees, accountants' fees and other professional fees and expenses.


         10.14 Representation by Counsel. Each party hereto represents and agrees with the others that such party has been represented by or had the opportunity to be represented by, independent counsel of such party's own choosing, and that such party has had the full right and opportunity to consult with such party's respective attorneys, that to the extent, if any, that such party desired, such party availed itself or himself of this right and opportunity, that such party, if an individual, or such party's authorized officers, have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that such party, if an individual, or such party's authorized officer, is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Each party hereto further represents and agrees with the others that such party has consulted and is relying solely upon such party's independent counsel as to tax, legal and related matters concerning this Agreement and consummation of the transactions contemplated hereby.


         10.15 No Interpretation Against Draftsman. This Agreement is the product of negotiations between the parties hereto, and any rules of construction relating to interpretation against the draftsman of an agreement shall not apply to this Agreement.


         10.16 Termination by Mutual Consent. This Agreement may be terminated at any time on or prior to the Closing Date by the mutual written consent of the parties hereto. In consenting to the termination of this Agreement, the Shareholder Representative shall have authority to act on behalf of all Shareholders.


         10.17 Termination for Breach. The Buyer may terminate its obligations under this Agreement at any time prior to the Closing Date if any of the Shareholders or the Company shall have breached any of their respective representations, warranties or other obligations under this Agreement in any material respect. The Shareholders and the Company may likewise terminate their obligations under this Agreement at any time prior to the Closing Date if the Buyer shall have breached any of its representations, warranties or other obligations under this Agreement in any material respect. Such termination may be effected by written notice from either the Buyer, on the one hand, or the Shareholders and the Company, on the other hand, as appropriate, citing the reasons for termination.

subject the terminating party to any liability for any valid termination. For purposes of this provision only, "material" shall mean __________________.

         IN WITNESS WHEREOF, the Buyer, the Company and each of the Shareholders have executed and delivered this Agreement as of the day and year first above written.

                                     "MANAGEMENT SHAREHOLDERS"

                                     JOHN C. BARNICOAT, Trustee of the Barnicoat
                                     Living Trust u/d/t December 16, 1986


                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:


                                     SECURITY TRUST COMPANY, a California
                                     corporation, as Trustee of IRA
                                     No. 100048-00, FBO John C. Barnicoat


                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:


                                     MICHAEL R. HAGERMAN, Trustee of
                                     the Michael and Linda Hagerman 1987
                                     Trust u/d/t dated May 25, 1987


                                     By:
                                        ----------------------------------
                                     Name:
                                        Title:


                                     NORMAN KRETSCHMAR


                                     By:
                                        ----------------------------------
                                        Norman Kretschmar

                                     MLPF&S CUST FBO NORMAN E. KRETSCHMAR IRA

                                     By:
                                        ----------------------------------
                                     Name:
                                     Title:


                                     KENNETH McMILLIN


                                     By:
                                        ----------------------------------
                                        Kenneth McMillin


                                     KENNETH McMILLIN and RHONDA McMILLIN


                                     By:
                                        ----------------------------------
                                        Kenneth McMillin

                                     By:
                                        ----------------------------------
                                        Rhonda McMillin


                                     BREWERY LEASING COMPANY
                                     (as to Section 5.7)

                                     By:
                                        ----------------------------------
                                        Name:   Michael Hagerman
                                        Title:

                                     "COMPANY"
                                     ORANGE EMPIRE BREWING COMPANY
                                     a California Corporation


                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:

                                     "BUYER"
                                     BEVERAGE WORKS, INC.
                                     a California corporation


                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:


                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:

                                     JOSEPH BENETKA


                                     By:
                                        ----------------------------------
                                        Joseph Benetka

                                     JOHN M. HENNESSEY AND JOAN HENNESSEY


                                     By:
                                        ----------------------------------
                                        John M. Hennessey

                                     By:
                                        ----------------------------------
                                        Joan Hennessey



                                     DEAN IRVING


                                     By:
                                        ----------------------------------
                                        Dean Irving


                                     THOR W. KONWIN, Trustee of the
                                     Thor W. Konwin 1992 Living Trust u/d/t
                                     January 13, 1992


                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:


                                     RICHARD R. SAUNDERS


                                     By:
                                        ----------------------------------
                                        Richard R. Saunders


                                     RICHARD R. SAUNDERS, Trustee of the
                                     Saunders Family Trust u/d/t dated 6/9/92


                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:

                                     JIMMY SMITH


                                     By:
                                        ----------------------------------
                                        Jimmy Smith




                                     STREIT & PETERS, CPA'S, INC., a
                                     California corporation, formerly
                                     Streit & Peters, CPA's, a partnership

                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:


                                     PAUL T. TUCKER


                                     By:
                                        ----------------------------------
                                        Paul T. Tucker



                                     WILLIAM E. THOMAS


                                     By:
                                        ----------------------------------
                                        William E. Thomas

                                SPOUSAL CONSENT


         I, ____________________, acknowledge that I have read the Share Purchase Agreement (the "Agreement"), dated as of _______________, 1996 by and among Beverage Works, Inc., a California corporation (the "Buyer"), Orange Empire Brewing Company, a California corporation (the "Company") and the Shareholders (as such term is defined in the Agreement), and that I know and understand its contents. I am aware that by its provisions, my spouse agrees to sell all of his shares of common stock (the "Shares") of the Company, including any community or joint ownership interest I may have in it, on the occurrence of certain events. I hereby consent to the sale, approve of the provisions of the Agreement, and agree that I will take no action at any time to hinder operation of the Agreement, including, without limitation, all covenants of my spouse contained therein, on those Shares or my interest in them. Further, I agree that I shall not bequeath to anyone but my spouse any interest I may have in such Shares (or, to the extent that such Shares would be affected, in any entity which holds such Shares); that the residuary clause of my will shall not apply to such Shares (or, to the extent that such Shares would be affected, to any entity which holds such Shares); and that in the event of a dissolution of my marriage, I shall make no claim to the Shares of the Company (or, to the extent that such Shares would be affected, to any entity which holds such Shares) but shall look to my spouse for compensating equity apart from any interest in the Company.

Dated as of ____________________, 1996



________________________________


         Spouse of:

________________________________
Name of person of whom signatory
is spouse:

                              AMENDMENT AGREEMENT

        This Amendment Agreement (the "Amendment Agreement") is made and entered into as of the 7th day of January, 1997 by and among Beverage Works, Inc., a California corporation (the "Buyer"), on the one hand, and Orange Empire Brewing Company, a California corporation (the "Company"), and John Barnicoat, Norman Kretschmar, Michael Hagerman and Kenneth McMillin (individually, a "Management Shareholder," and collectively, the "Management Shareholders") and those individuals whose names and addresses are set forth on
Schedule 1.1 of the Share Purchase Agreement (the "Agreement"), dated as of September 10, 1996 by and among the Buyer, the Company and the Shareholders (as such term is defined in the Agreement), on the other hand.

                                    RECITALS

        WHEREAS, the parties desire to amend the Agreement to provide for the changes and modifications set forth herein.

        NOW, THEREFORE, in consideration of the respective mutual covenants, promises, representations and warranties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   AGREEMENT

        1.  Purchase Price

            (i) Section 1.3(i) if the Agreement is hereby amended by deleting the words "Two Hundred Forty-Seven Thousand Four Hundred Seventy-Nine (247,479)" and replacing them with the following: "One Hundred Forty-One Thousand Sixty-Three (141,063)".

            (ii) Section 1.3(ii) of the Agreement is hereby amended by deleting the words "One Hundred Thirty Thousand (130,000)" and replacing them with the following: "One Hundred Fifty-Five Thousand (155,000)".

            (iii) Section 1.3(ii)(a)(i) of the Agreement is hereby amended by deleting the words "Twelve Thousand (12,000)" and replacing them with "Seven Thousand (7,000)" and by deleting the words "One Hundred Thousand (100,000)" and replacing them with "One Hundred Twenty Thousand (120,000)".

            (iv) Section 1.3(ii)(a)(ii) of the Agreement is hereby amended by deleting the words "Forty-Five Thousand (45,000)" and replacing them with "Forty Thousand (40,000)" and by deleting the words "Thirty Thousand (30,000)" and replacing them with "Thirty-Five Thousand (35,000)".

            (v) Section 1.3(ii)(a)(iii) of the Agreement is hereby amended by adding the following at the end of subsection (b) thereof "...provided, however, in the case where Riverside does not brew the beer and only fills the kegs, the total number of barrels produced shall be multiple by .333 to determine the number of barrels that will be credited hereunder,".

        2.  Post-Closing Adjustments.

            (i) Section 1.4(iv)(a) of the Agreement is hereby amended by deleting "$ x plus $350,000" and replacing it with "$(911,542) minus $500,000".

            (ii) Section 1.4(iv)(b) of the Agreement is hereby amended by deleting "$ x minus $350,000" and replacing it with "$(911,542) minus $500,000".

            (iii) Section 1.4(iv)(b) of the Agreement is hereby amended by adding the following between the words "provided, further, however that" and "each Management Shareholder": "(but only to the extent of their respective percentages of liability specified on Schedule 1)".

        3.  Closing.

            (i) Section 2.1 of the Agreement is hereby amended by deleting "March 30, 1997" wherever it appears and replacing it with "March 31, 1997".

        4.  Equipment Leases

            (i) Section 5.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

            "5.7 Equipment Leases. Brewery Leasing Company ("BLC"), the holder of the brewery leases identified on Schedule 5.7, covenants and agrees to (i) reduce the effective interest rate of such leases to ten percent (10%), (ii) extend such leases by that number of months which is equal to the number of months payments on each such lease was in arrears for calendar year 1995 and (iii) provide that all such equipment may be purchased by the Buyer upon the expiration of such leases for an aggregate of $1.00, it being understood and agreed by Buyer that such provisions will not be effective until immediately after the Closing."

        5.  Additional Covenants and Agreements.

            The following Sections are hereby added to Article V of the Agreement.

            (i) "5.12 Registration Rights. The Company covenants and agrees to provide the Shareholders with the same registration rights as to the shares of Buyer's Common Stock they will own upon consummation of the transactions contemplated hereby as may be given to any of the executive officers of the Buyer in the future with respect to any of Buyer's shares of Common Stock owned by any such executive officers."

            (ii) "5.13 Rule 144. Buyer covenants and agrees to cause the restrictive legend on any of the shares of Buyer's Common Stock provided to the Shareholders hereunder to be removed after the period of time required to elapse under Rule 144(k) as promulgated under the Securities Act of 1933, as amended (the "Act"), as such Rule may be amended from time to time and provided further that all other provisions of such Rule have been satisfied."

        6.  Legal Opinion.

            (i) Section 6.13 of the Agreement is hereby amended by deleting the words "attached hereto as Exhibit V" and replacing them with "reasonably acceptable to the legal counsel for each of the Company, the Shareholders and the Buyer".

        7.  Indemnification.

            (i) Section 9.28 of the Agreement is hereby amended by deleting the words "Schedule 1.1" and replacing them with "Schedule 1".

            (ii) Section 9.3 of the Agreement is hereby amended by adding the following to the end thereof.

                 "or arising out of or relating to any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (the "Registration Statement") filed by the Buyer with the Securities and Exchange Commission whereby the Buyer is registering its securities for sale or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided however, that the Buyer will not be liable to the extent that any such claim, liability, loss, damage, cost or expense arises out of or is based upon information furnished to the Buyer by or on behalf of the Shareholders that is used in the preparation of the Registration Statement."

           (iii) Section 9.6 of the Agreement is hereby amended by adding the following to the end thereof:

               "Notwithstanding anything in this Agreement to the contrary, the parties agree that the liability of the Shareholders for any matter relating to Bob Kirkland as set forth in Schedule 11, as amended, shall be limited to paying up to a maximum of fifty percent (50%) of the costs of any settlement reached with Mr.
               Kirkland, with a cap of $2,500.00, which amount shall not be subject to the Deductible."


        IN WITNESS WHEREOF, the Buyer, the Company and each of the Shareholders have executed and delivered this Agreement as of the day and year first above written.

                                        "MANAGEMENT SHAREHOLDERS"

                                        JOHN BARNICOAT


                                        By:
                                            ------------------------------
                                            John Barnicoat


                                        MICHAEL HAGERMAN


                                        By:  /s/ MICHAEL HAGERMAN
                                            ------------------------------
                                            Michael Hagerman


                                        NORMAN KRETSCHMAR


                                        By:  /s/ NORMAN KRETSCHMAR
                                            ------------------------------
                                            Norman Kretschmar


                                        KENNETH McMILLIN


                                        By:
                                            ------------------------------
                                            Kenneth McMillin

                                        "NON-MANAGEMENT SHAREHOLDERS"

                                        JOHN C. BARNICOAT, Trustee of the
                                        Barnicoat Living Trust u/d/t/
                                        December 16, 1966


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:

                                        SECURITY TRUST COMPANY, a California
                                        corporation, as Trustee of IRA No.
                                        100046-00, FBO John C. Barnicoat


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        MICHAEL R. HAGERMAN, Trustee of the
                                        Michael and Linda Hagerman 1967 Trust
                                        u/d/t/ dated May 26, 1967

                                        By: /s/ MICHAEL HAGERMAN
                                            ------------------------------
                                            Name:
                                            Title: Trustee


                                        MLPF&S CUSTFBO NORMAN E. KRETSCHMAR
                                        IRA

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:

                                        KENNETH McMILLIN AND RHONDA McMILLIN


                                        By:
                                            --------------------------------
                                            Kenneth McMillin


                                        By:
                                            --------------------------------
                                            Rhonda McMillin


                                        BREWERY LEASING COMPANY
                                        (as to Section 5.7)


                                        By: /s/ MICHAEL HAGERMAN
                                            ------------------------------
                                            Name:  Michael Hagerman
                                            Title: President


                                        JOSEPH BENETKA


                                        By:
                                            ------------------------------
                                            JOSEPH BENETKA


                                        JOHN M. HENNESSEY AND JOAN HENNESSEY


                                        By:
                                            --------------------------------
                                            John M. Hennessey


                                        By:
                                            --------------------------------
                                            Joan Hennessey


                                        DEAN IRVING


                                        By:
                                            --------------------------------
                                            Dean Irving

                                        THOR W. KONWIN, Trustee of the
                                        Thor W. Konwin 1992 Living Trust
                                        U/D/T  January 13, 1992


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        RICHARD R. SAUNDERS


                                        By:
                                            ------------------------------
                                            Richard R. Saunders

                                        RICHARD R. SAUNDERS, Trustee of the
                                        Saunders Family Trust u/d/t
                                        dated 6/9/92


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        JIMMY SMITH


                                        By:
                                            -------------------------------
                                            Jimmy Smith


                                        STREIT & PETERS, CPA'S, INC., a
                                        corporation, formerly Streit & Peters,
                                        CPA's, a partnership


                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        PAUL T. TUCKER


                                        By:
                                            ------------------------------
                                            Paul T. Tucker

                                        WILLIAM E. THOMAS

                                        By:
                                           ---------------------------------
                                           William E. Thomas


                                        "COMPANY"
                                        ORANGE EMPIRE BREWING COMPANY,
                                        a California Corporation

                                        By: /s/ NORMAN KRETSCHMAR
                                           ----------------------------------
                                           Name: Norman Kretschmar
                                           Title: President


                                        "BUYER"
                                        BEVERAGE WORKS, INC.
                                        a California Corporation


                                        By:
                                            ---------------------------------
                                            Name:
                                            Title:


                                        By:
                                            ----------------------------------
                                            Name:
                                            Title: